Exhibit 10.9

UHS HOLDCO, INC.

SECURITYHOLDERS AGREEMENT

THIS SECURITYHOLDERS AGREEMENT (the “Agreement”) is made as of May 31, 2007, by and among (i) UHS Holdco, Inc., a Delaware corporation (the “Company”), (ii) BSMB/UHS, L.P., a Delaware limited partnership (“BSMB/UHS”) and BSMB/UHS Co-Investment Partners, L.P., a Delaware limited partnership (“BSMB Co-Investment” and, together with BSMB/UHS, “BSMB”), (iii) Gary D. Blackford and Kathy Blackford (collectively, “Blackford”) and (iv) each of the other Persons whose names appear on the Schedule of Investors attached hereto (the “Schedule of Investors”), as amended from time to time in accordance with the terms hereof (the “Other Holders”), and each Person who after the date hereof acquires Common Stock and Common Stock Equivalents and agrees to be bound by this Agreement by executing a joinder to this Agreement substantially in the form of Exhibit A hereto.  Capitalized terms used herein are defined in Section 12.

WHEREAS, BSMB has acquired the shares of Common Stock set forth opposite its name on the Schedule of Investors;

WHEREAS, each of Blackford and the Other Holders has acquired the shares of Common Stock set forth opposite its, his or her name on the Schedule of Investors;

WHEREAS, the Company and the Securityholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company’s Board of Directors (the “Board”), (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Securityholder Shares may be Transferred.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.     Voting Agreement.

(a)   Board of Directors. Each Securityholder hereby agrees that such Person shall vote, or cause to be voted, all voting securities of the Company over which such Person has the power to vote or direct the voting, and shall take all other reasonably necessary or desirable actions within such Person’s control (whether in such Person’s capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person, via telephone or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

(i)            the size of the Board shall initially be four (4) directors and the following individuals shall be elected to the Board and caused to be continued in office:

(A)  three (3) representatives designated by the BSMB Majority Holders (the “BSMB Directors”); and

(B)   the then duly elected chief executive officer of UHS (“CEO”), who shall initially be Gary D. Blackford; provided, that in the event that Gary D. Blackford’s employment with the Company or any of its Subsidiaries terminates for any reason (other than as a result of the death of, disability of, or conviction of a felony by, Gary D. Blackford), Gary D. Blackford shall be entitled to either, at the election of the BSMB Majority Holders, remain as a member of the Board or attend each meeting of the Board as a non-voting observer so long as (i) Blackford continues to own at least 50% of the Common Stock held by Blackford on the date hereof and (ii) Gary D. Blackford is not employed by, or consulting for, any competitor of the Company or any of its Subsidiaries.

(ii)           the composition of the board of directors of each of the Company’s Subsidiaries, if any (each, a “Sub Board”), shall be determined by the same formula as that of the Board;

(iii)          the composition of any committee of the Board or any Sub Board shall not exceed four (4) members and (1) unless otherwise waived by the BSMB Majority Holders, shall include at least two BSMB Directors and (2) for so long as he is a director, shall include the CEO, unless waived by him or unless the Board or such Sub Board desires to exclude officers from such committee;

(iv)          a representative to the Board or a Sub Board designated by any Securityholder pursuant to the terms of this Section 1 may be removed from the Board or such Sub Board (with or without cause) only in accordance with the Company’s or such Subsidiary’s bylaws and only upon such Securityholder’s written request;

(v)           in the event that any representative designated (or subject to approval) hereunder by any Securityholder (or Securityholders) ceases to serve as a member of the Board, a Sub Board or a committee during his or her term of office (whether due to resignation, removal or otherwise), the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated (and approved) by the Securityholder(s) originally entitled to designate (or approve) such director pursuant to Section 1(a)(i) or Section 1(a)(vii);

(vi)          if any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 1, neither the Board nor the Securityholders may elect, and the Securityholders shall not vote to elect, any Person to fill such vacant directorship without the prior written consent of the Securityholder(s) originally entitled to designate (or approve) such director pursuant to Section 1(a)(i) or Section 1(a)(vii);

(vii)         the size of the Board shall be increased at the election of the Board and the individuals designated by the BSMB Majority Holders shall be elected to the Board and caused to be continued in office to fill the vacancies created thereby; and

(viii)        the bylaws of the Company and of each of the Company’s Subsidiaries shall provide that, except as otherwise provided by law, no quorum shall exist at any meeting of the Board or any Sub Board unless directors having a majority of the voting power of such board of directors are present at such meeting.

(b)   The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board, any Sub Board and any committee thereof.

(c)   Any member of the Board who is not an employee of the Company, BSMB or any other Securityholder or any of their respective Affiliates (other than an employee of a portfolio company of an investment fund sponsored by BSMB or its Affiliates that is not the Company) may be entitled to receive director fees in the amount and form determined by the Board that are commensurate with the responsibilities of such member.

2      Representations and Warranties.  Each Securityholder represents and warrants to the Company and each other Securityholder that (a) immediately following the Effective Time, such Securityholder is the record owner of the number of Securityholder Shares set forth opposite such Securityholder’s name on the Schedule of Investors attached hereto; (b) this Agreement has been duly authorized, executed and delivered by such Securityholder and constitutes the valid and binding obligation of such Securityholder, enforceable in accordance with its terms; and (c) such Securityholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.  No holder of Securityholder Shares, in its capacity as such, shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

3.     Restrictions on Transfer of Securityholder Shares.

(a)   Transfer of Securityholder Shares.  No Securityholder (other than the BSMB Investors) may Transfer any interest in such Person’s Securityholders Shares other than pursuant to Section 3(b), Section 3(c), Section 3(d), Section 4, Section 5 or Section 10 (an “Exempt Transfer”).  No Securityholder may pledge, hypothecate, grant a security interest in, or otherwise encumber such Person’s Securityholders Shares except with the written consent of the Company.

(b)   Right of First Refusal.

(i)            Any Management Holder (a “Transferring Holder”) that receives a bona fide offer to purchase such Person’s Shares and proposes to Transfer such Securityholder Shares (other than any Transfer (x) as a Participation Securityholder pursuant to  Section 3(c) or (y) pursuant to Section 3(d), Section 4, Section 5 or Section 10) shall deliver a written notice (an “Offer Notice”) (1) to the Company, (2) to BSMB on behalf of the BSMB Investors, and (3) to the Blackford Investors (for purposes of this Section 3(b), the BSMB Investors and the Blackford Investors are collectively referred to as the “Offerees”) at least 45 days prior to making such Transfer (such 45-day period, the “Election Period”).  The Offer Notice shall disclose in reasonable detail the proposed number and type of Securityholder Shares to be Transferred, the proposed terms and conditions of the Transfer and the identity of the prospective Transferee(s).  The Company may elect to purchase all or any portion of the Securityholder Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Holder and the Offerees as soon as practical but in any event within 20 days after the delivery of the Offer Notice.  If the Company has not elected to purchase all of the Securityholder Shares within such 20-day period, the Offerees may elect to purchase (on a pro rata basis based on the number of shares of Common Stock owned by each Offeree at the time of determination, including shares of Common Stock to be acquired pursuant to vested options) all of the Securityholder Shares specified in the Offer Notice which the Company has not elected to purchase at the price and on the terms specified therein by delivering written notice of such election to the Transferring Holder and to the Company as soon as practical but in any event within 45 days after delivery of the Offer Notice. Any Securityholder Shares not elected to be purchased by any Offeree by the end of such 45-day period shall be reoffered for the five-day period prior to the expiration of the Election Period by the Transferring Holder to the other Offerees (on a pro rata basis based on the number of shares of Common Stock owned by each Offeree at the time of determination, including shares of Common Stock to be acquired pursuant to vested options) and the Company.  If the Company and/or the Offerees have elected to purchase all of the Securityholder Shares from the Transferring Holder, the Transfer of such Securityholder Shares shall be consummated as soon as practical after the delivery of the election notice(s) to the Transferring Holder, but in any event within 45 days after the expiration of the Election Period.

(ii)           If the Company and the Offerees have not elected to purchase all of the Securityholder Shares being offered in the Purchase Notice, the Transferring Holder may, within 180 days after the expiration of the Election Period and subject to the other provisions of Section 3, Transfer the Securityholder Shares to one or more third parties at a price no less than the price per share specified in the Offer Notice and on other terms that are not more favorable in the aggregate to the Transferees thereof than those that were offered to the Company and the Offerees in the Offer Notice unless the Transferring Holder shall first have delivered a second notice setting forth such more favorable terms (the “Amended Offer Notice”) to the Company and the Offerees.  If the Transferring Holder delivers an Amended Offer Notice, the Company and, if the Company elects not to, the Offerees may elect to acquire all of the Securityholder Shares specified in the Amended Offer Notice by delivering written notice to the Transferring Holder not later than the later of (1) 45 days after delivery of the Offer Notice or (2) 10 Business Days after delivery of the Amended Offer Notice.  Any Securityholder Shares not Transferred within such 180-day period must be reoffered to the Company and the Offerees pursuant to this Section 3(b) prior to any subsequent Transfer.  The Offer Notice must specify whether the purchase price shall be payable solely in cash at the closing of the transaction or in installments over time.

(c)   Co-Sale Rights.

(i)            Any Securityholder (the “Section 3(c) Transferring Securityholder”) that proposes to Transfer Securityholder Shares (other than in a Transfer of Excluded Securities or a Transfer pursuant to Section 3(b), Section 3(d), Section 4, Section 5 or Section 10, as applicable) shall deliver a written notice (the “Sale Notice”) to the Company and to the Securityholders (the “Participation Securityholders”) at least 30 days prior to making such Transfer, specifying in reasonable detail the identity of the prospective Transferee(s) (to the extent known), the number and type of shares to be Transferred and the terms and conditions of the Transfer.  Each Participation Securityholder may elect to participate in the contemplated Transfer at the same price per share and on the same terms and conditions by delivering written notice to the Section 3(c) Transferring Securityholder within 15 days after delivery of the Sale Notice, which notice shall become irrevocable after the expiration of such 15-day period and shall specify the number of Securityholder Shares that such Participation Securityholder desires to include in such proposed Transfer; provided, that each Participation Securityholder shall be required, as a condition to being permitted to sell Securityholder Shares pursuant to this Section 3(c), to elect to sell Securityholder Shares of the same type and class and in the same relative proportions (which proportions shall be determined on a share for share basis) as the Securityholder Shares being Transferred by the Section 3(c) Transferring Securityholder.  If none of the Participation Securityholders gives such notice prior to the expiration of the 15-day period for giving such notice, then the Section 3(c) Transferring Securityholders may Transfer Securityholder Shares to any Person at a price no greater, and on other terms and conditions that are not more favorable in the aggregate to the Section 3(c) Transferring Securityholder than those set forth in the Sale Notice at any time within 180 days after expiration of such 15-day period for giving notice.  Any such Securityholder Shares not Transferred by the Section 3(c) Transferring Securityholder during such 180-day period shall again be subject to the provisions of this Section 3(c) upon subsequent Transfer.  If any Participation Securityholders have elected to participate in such Transfer, the Participation Securityholders shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms as the Section 3(c) Transferring Securityholder, a portion of the total number of each class of Securityholder Shares to be sold in the Transfer, to be calculated according to the following formula: the number of Securityholder Shares of such class that a participating Participation Securityholder may sell equals the total number of Securityholder Shares of such class to be sold in the Transfer, multiplied by a fraction (1)  the numerator of which is the number of Securityholder Shares of such class owned by such Participation Securityholder (including the number of Securityholder Shares, if any, issuable upon the exercise of any option that has vested at the time of determination or that will become vested as a result of such Transfer, pursuant to the terms of the Stock Option Plan and the option agreement applicable to such options), and (2) the denominator of which is the number of Securityholder Shares of such class owned, in the aggregate, by the Section 3(c) Transferring Securityholder and all participating Participation Securityholders (including the number of Securityholder Shares, if any, issuable upon the exercise of any option that has vested at the time of determination or that will become vested as a result of such Transfer, pursuant to the Stock Option Plan and the option agreement applicable to such options).

(ii)           Notwithstanding anything to the contrary herein, the Section 3(c) Transferring Securityholder shall not consummate the Transfer contemplated by the Sale

Notice on terms materially more favorable in the aggregate to it than those set forth in the Sale Notice (including, without limitation, as to price per share or form of consideration to be received) unless the Section 3(c) Transferring Securityholder shall first have delivered a second notice setting forth such materially more favorable terms (the “Amended Sale Notice”) to each Participation Securityholder who had not elected to participate in the contemplated Transfer.  Each Participation Securityholder receiving an Amended Sale Notice may elect to participate in the contemplated Transfer on such amended terms by delivering written notice to the Section 3(c) Transferring Securityholder not later than ten (10) Business Days after delivery of the Amended Sale Notice.

(iii)          No Section 3(c) Transferring Securityholder shall Transfer any of its Securityholder Shares to any prospective Transferee if such prospective Transferee(s) declines to allow the participation of the electing Participation Securityholders, unless the Section 3(c) Transferring Securityholder acquires from each electing Participation Securityholder the number of Securityholder Shares such electing Participation Securityholder would have been entitled to transfer to the prospective Transferee (or, if less, the number of Securityholder Shares that such Participation Securityholder requested to Transfer to such Transferee) for cash and on the same terms and conditions and at the same price per share paid by the Transferee.  If the Transfer pursuant to this Section 3(c) is actually consummated, each Securityholder Transferring Securityholder Shares pursuant to this Section 3(c) shall pay its own costs of any sale and a pro rata share (based on the relative consideration to be received in respect of the Securityholder Shares to be sold) of the expenses incurred by the Securityholders (to the extent such costs are incurred for the benefit of all Securityholders and are not otherwise paid by the Company or the Transferee).  Each Securityholder Transferring Securityholder Shares pursuant to this Section 3(c) shall be obligated to provide the same representations, warranties, covenants, and agreements and to join on a pro rata basis (based on the relative consideration to be received in respect of the Securityholder Shares to be sold) in any indemnification or other obligations that the Section 3(c) Transferring Securityholder agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Securityholder such as indemnification with respect to representations and warranties given by a Securityholder regarding such Securityholder’s title to and ownership of such Securityholder’s Securityholder Shares); provided, that (i) no indemnification obligation of any Securityholder shall exceed the aggregate net consideration to be received by such Securityholder in connection with such Transfer, (ii) no Securityholder which is an institutional investor or investment fund shall be required to enter into any non-competition, non-solicitation or similar arrangement which survives the closing of such Transfer, and (iii) no Securityholder shall be required to enter into a new non-competition, non-solicitation or similar arrangement which survives the closing of such Transfer that is more restrictive than any non-competition, non-solicitation or similar arrangement to which such Securityholder is subject prior to the consummation of such Transfer.

(iv)          No Securityholder Shares that have been Transferred in a Transfer pursuant to the provisions of Section 3(c) (“Excluded Securities”) shall be subject again to the restrictions set forth in this Section 3(c), nor shall any Securityholder holding

Excluded Securities be entitled to exercise any rights as a Participation Securityholder under this Section 3(c) with respect to such Excluded Securities, and no Excluded Securities held by a Securityholder shall be counted in determining the respective participation rights of the Section 3(c) Transferring Securityholder and the Participation Securityholders in a Transfer subject to Section 3(c).

(d)   Permitted Transfers.  The restrictions set forth in this Section 3 shall not apply with respect to any Transfer of Securityholder Shares by any Securityholder (i) in the case of any Securityholder who is a natural person or a grantor retained annuity trust, (A) pursuant to applicable laws of descent and distribution or to or among members of such Securityholder’s or grantor’s Family (provided, that in the case of a Transfer by a Securityholder to a member of his Family (other than a member of his Family that is also a Securityholder on the date of this Agreement), such Securityholder retains the right to vote and direct the disposition of such Securityholder Shares) or (B) for estate planning purposes or (ii) by any BSMB Investor to any member of the BSMB Group (all Transferees under (i) and (ii) are collectively referred to herein as “Permitted Transferees”).  If any Securityholder Transfers Securityholder Shares to an Affiliate and an event occurs which causes such Affiliate to cease to be an Affiliate of such Securityholder, then, unless prior to such event, such Affiliate Transfers such Securityholder Shares back to such Securityholder, such event shall be deemed a Transfer of Securityholder Shares subject to all of the restrictions on Transfers of Securityholder Shares set forth in this Agreement, including without limitation, this Section 3.

(e)   Transferees Bound by Agreement.  Prior to Transferring any Securityholder Shares (other than pursuant to a Public Sale or a Company Sale) to any Person, except as otherwise specifically set forth in this Agreement, the Transferring holders of Securityholder Shares shall cause the prospective Transferee to be bound by this Agreement to the same extent as such Transferring holders and to execute and deliver to the Company and the holders of Securityholder Shares a joinder to this Agreement substantially in the form of Exhibit A hereto.   The Company shall have the right to require, as a condition to any Transfer, receipt of an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such Transfer is not required to be registered under the Securities Act and is not in violation of any applicable laws.

(f)    Transfers in Violation of Agreement.  Any Transfer or attempted Transfer of any Securityholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not register the Transfer of such Securityholder Shares on its books or treat any purported Transferee of such Securityholder Shares as the owner of such Securityholder Shares for any purpose.

(g)   Termination of Restrictions.  The restrictions on the Transfer of Securityholder Shares set forth in this Section 3 shall continue with respect to each applicable Securityholder Share until the earliest of the consummation of a Company Sale or an IPO.

4.     Take-Along Rights.

(a)   If the BSMB Majority Holders elect to consummate, or to cause the Company to consummate, a transaction constituting a Company Sale, then, the BSMB Majority Holders shall notify the Company and the other Securityholders in writing at least 30 days prior to the consummation of such transaction of their election to exercise their rights under this Section 4.  If the BSMB Majority Holders deliver such notice, then, subject to this Section 4(a), the other Securityholders shall vote for, consent to, and raise no objections to the proposed transaction, and the Securityholders (including the BSMB Investors) and the Company shall take all other actions necessary to cause the consummation of such Company Sale on the terms proposed by the BSMB Majority Holders.  Without limiting the foregoing, (i) if the proposed Company Sale is structured as a sale of assets or a merger or consolidation, each Securityholder shall vote or cause to be voted all Securityholder Shares that such Securityholder holds or with respect to which such Securityholder has the power to direct the voting and which are entitled to vote on such transaction in favor of such transaction and shall waive any dissenter’s rights, appraisal rights or similar rights which such Securityholder may have in connection therewith, (ii) if the proposed Company Sale is structured as or involves a sale or redemption of Securityholder Shares, the Securityholders shall agree to sell their pro rata share of Securityholder Shares being sold in such Company Sale on substantially the terms and conditions approved by and applicable to the BSMB Majority Holders, and such Securityholders shall execute all documents reasonably required to effectuate such Company Sale and approved by the BSMB Majority Holders in connection with such Company Sale, (iii) each Securityholder shall be obligated to provide the same representations, warranties, covenants and agreements that the BSMB Majority Holders agree to provide in connection with such Company Sale (except that each Securityholder shall be obligated to provide any such obligations that relate specifically to a particular Securityholder such as representations and warranties given by a Securityholder regarding such Securityholder’s title to and ownership of such Securityholder’s Securityholder Shares), (iv) each Securityholder shall be obligated to join on a pro rata basis (based on the relative consideration to be received by each such Securityholder) in any indemnification or other obligations that the BSMB Majority Holders agree to provide in connection with such Company Sale (other than any such obligations that relate specifically to a particular Securityholder such as indemnification with respect to representations and warranties given by a Securityholder regarding such Securityholder’s title to and ownership of such Securityholder’s Securityholder Shares); provided, that the indemnification obligation of each Securityholder shall not exceed the aggregate net consideration to be received by such Securityholder, (v) no Securityholder which is an institutional investor or investment fund shall be required to enter into any non-competition, non-solicitation or similar arrangement which survives the closing of such Transfer, and (vi) no Securityholder shall be required to enter into a new non-competition, non-solicitation or similar arrangement which survives the consummation of such Company Sale that is more restrictive than any non-competition, non-solicitation or similar arrangement to which such Securityholder is subject prior to the consummation of such Company Sale.

(b)   The obligations of the Securityholders with respect to the Company Sale are subject to the condition that upon the consummation of the Company Sale, all of the holders of a particular class or series of Securityholder Shares shall receive the same form and amount of consideration per share or if any holders of a particular class or series of Securityholder Shares are given an option as to the form and amount of consideration to be received, all holders of such class or series shall be given the same option.  In addition, the Company shall have the right to require that all holders of then currently exercisable rights to acquire a particular class or series of Securityholder Shares shall be given an opportunity, at the Securityholder’s option, to either (i) exercise such rights prior to the consummation of the Company Sale and participate in such sale as holders of such Securityholder Shares or (ii) upon the consummation of the Company Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share or amount of Securityholder Shares received by the holders of such type and class of Securityholder Shares in connection with the Company Sale less the exercise price per share or amount of such rights to acquire such Securityholder Shares by (2) the number of shares or aggregate amount of Securityholder Shares represented by such rights.  In no event shall any amounts payable to Bear Stearns Merchant Manager III (Cayman), L.P. (or its designees) pursuant to the Professional Services Agreement be deemed consideration received by BSMB hereunder.

(c)   If a Company Sale is consummated, then each Securityholder shall bear such Person’s pro rata share (based upon the relative amount of consideration received by such Securityholder) of the costs of any sale of Securityholder Shares pursuant to a Company Sale to the extent such costs are incurred for the benefit of all Securityholders and are not otherwise paid by the Company or the acquiring party.  Costs incurred by or on behalf of a Securityholder for such Person’s sole benefit shall not be considered costs of the transaction hereunder.  In the event that any transaction that the Company or a BSMB Investor, as applicable, elects to consummate or cause to be consummated pursuant to this Section 4 is not consummated for any reason, the Company shall reimburse the BSMB Investor for all actual and reasonable expenses paid or incurred by the BSMB Investor in connection therewith. Notwithstanding anything to the contrary herein, the Company shall reimburse the Management Holders for the actual and reasonable fees and out-of-pocket expenses of one (1) legal counsel retained by the Management Holders solely in connection with such counsel’s review and negotiation of the definitive agreement with respect to such Company Sale; provided, that such amounts (i) shall not include any fees or expenses incurred in connection with any new employment agreements, option agreements, or any other equity documents and (ii) shall not exceed $50,000 in the aggregate.

(d)   The take-along right of the BSMB Majority Holders set forth in this Section 4 shall terminate upon the consummation of a Company Sale or an IPO.

5.     Registration Rights.

5A   Demand Registrations.

(a)   Subject to the provisions of this Section 5 (including the restrictions set forth in Section 5A(d)), each of the BSMB Requesting Holders shall have the right (the “Demand Right”) to request registration under the Securities Act of all or any portion of the Registrable Securities held by such BSMB Requesting Holder(s) by delivering a written notice to the principal business office of the Company, which notice identifies the BSMB Requesting Holders and specifies the number of Registrable Securities to be included in such registration (the “Registration Request”).  The Company shall give prompt written notice of such Registration Request in accordance with Section 5B(a) (the “Registration Notice”) to all other holders of Registrable Securities and shall thereupon use its best efforts to effect the registration (a “Demand Registration”) under the Securities Act on any form available to the Company of:

(i)            the Registrable Securities requested to be registered by the BSMB Requesting Holder and all other Registrable Securities which the Company has received a written request to register within 15 days after the Registration Notice is given;

(ii)           any securities of the Company proposed to be included in such registration by the Company for its own account; and

(iii)          any Common Stock of the Company proposed to be included in such registration by the holders of any registration rights granted other than pursuant to this Agreement (“Other Registration Rights”).

(b)   A registration undertaken by the Company at the request of the BSMB Requesting Holder shall not count as a Demand Registration for purposes of Section 5A(d):

(i)            if, pursuant to the Demand Right, the BSMB Requesting Holders fail to register and sell at least 85% of the Registrable Securities requested to be included in such registration by them; or

(ii)           if the BSMB Requesting Holders withdraw a Registration Request (1) upon the determination of the Board to postpone the filing or effectiveness of a Registration Statement pursuant to Section 5A(d) or (2) upon the recommendation of the managing underwriter of such offering due to discovery of a material adverse development regarding the Company or its Subsidiaries or general adverse economic or market conditions which, in such underwriter’s opinion and in either case, are reasonably likely to materially and adversely affect the price that could be obtained for such securities or the marketability thereof.

(c)   If the sole or managing underwriter of a Demand Registration advises the Company in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering, or the marketability of such securities, then the Company shall include in such registration in the following order of priority:

(i)            first, the greatest number of Registrable Securities proposed to be registered which in the opinion of such underwriters can be so sold, such amount to be allocated ratably among each BSMB Requesting Holder and each Securityholder based on the amount of Registrable Securities held by each such BSMB Requesting Holder and Securityholder (or, if any BSMB Requesting Holder or any Securityholder does not request to include its ratable share, such excess shall be allocated ratably among those BSMB Requesting Holders and those Securityholders requesting to include more than their allocable share);

(ii)           second, after all Registrable Securities that the BSMB Requesting Holders and the Securityholders propose to register, the greatest number of securities proposed to be registered by Persons with Other Registration Rights which in the opinion of such underwriters can be so sold, such amount to be allocated ratably among the respective holders thereof based on the amount of securities held by each such holder (or, if any holder does not request to include its ratable share, such excess shall be allocated ratably among those holders requesting to include more than their allocable share); and

(iii)          third, after all securities that the BSMB Requesting Holders, the Securityholders and the Persons with Other Registration Rights propose to register, the greatest number of securities proposed to be registered by the Company for its own account, which in the opinion of such underwriters can be so sold; provided, however, that the Company shall have the right (the “Priority Right”) to receive priority over all holders of Registrable Securities and Persons with Other Registration Rights (other than BSMB Requesting Holders) in any Demand Registration to be effected under this Section 5A with respect to securities that the Company proposes to include in such registration for its own account by giving written notice of its election to exercise such Priority Right to such Persons and to the Requesting Holders; and thereafter, priority will be as set forth in (i)- (ii) above.

(d)   The Company shall be obligated to effect a maximum of four (4) Demand Registrations on Form S-1 or Form S-2 (or similar long-form registration forms) and an unlimited number of registrations on Form S-3 (or similar short-form registration forms) for the BSMB Investors.  Any Demand Registration requested must be for a firmly underwritten Public Offering (to be managed by an underwriter or underwriters of recognized national standing selected by the BSMB Requesting Holders and reasonably acceptable to the Company).  The Company shall not be obligated to effect any Demand Registration within a period of six (6) months after the effective date of any previous Registration Statement.  The Company may defer not more than two (2) times for a period not to exceed 90 days in the aggregate during any 12-month period from each receipt of the request to file a Registration Statement for a Demand Registration if the Board in good faith determines that such Demand Registration might reasonably be expected to have a materially adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other material transactions; provided, that in such event, the BSMB Requesting Holders shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as a Demand Registration.

(e)   In connection with any Demand Registration pursuant to this Section 5A, each party to this Agreement shall vote, or cause to be voted, all securities of the Company over which it has the power to vote or direct the voting to effect any stock split which, in the opinion of the sole or managing underwriter, is necessary to facilitate the effectiveness of such Demand Registration.

(f)    Any holder of Registrable Securities shall be entitled to withdraw such holder’s request to participate in any Demand Registration that is an underwritten offering at any time prior to the execution and delivery of the related underwriting agreement.

5B   Incidental Registration.

(a)   At any time the Company proposes or is required to register any shares of Common Stock pursuant to a Registration Statement under the Securities Act (other than in connection with a business acquisition or combination, an employee benefit plan or an IPO), whether in connection with a primary or secondary offering, the Company shall give written notice to each holder of Registrable Securities at least 20 days prior to the initial filing of such Registration Statement with the SEC of the Company’s intent to file such Registration Statement, the estimated price of the Registrable Securities to be sold in such offering, and of such holder’s rights under this Section 5B.  Upon the written request of any holder of Registrable Securities made within 15 days after any such notice is given (which request shall specify the Registrable Securities intended to be disposed of by such holder), the Company shall use its reasonable best efforts to effect the registration (an “Incidental Registration”) under the Securities Act of all Registrable Securities which the Company has been so requested to register by the holders thereof; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such Incidental Registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities under this Section 5B in connection with such registration (but not from its obligation to pay the expenses incurred in connection therewith) and (ii) in the case of a determination to delay registration, the Company shall be permitted to delay registering any Registrable Securities under this Section 5B during the period that the registration of such other securities is delayed.

(b)   If the sole or managing underwriter of an Incidental Registration advises the Company in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability of such securities, then the Company shall include in such Incidental Registration the Registrable Securities and other securities of the Company in the following order of priority:

(i)            first, the greatest number of securities of the Company proposed to be included in such registration by the Company for its own account, which in the opinion of such underwriters can be so sold;

(ii)           second, after all of the securities that the Company proposes to register, the greatest number of Registrable Securities proposed to be registered by the Securityholders which in the opinion of such underwriters can be so sold, such amount to be allocated ratably among the Securityholders based on the amount of Registrable Securities held by each such Securityholders (or, if any Securityholders does not request to include its ratable share, such excess shall be allocated ratably among those Securityholders requesting to include more than their allocable share); and

(iii)          third, after all securities that the Company and Securityholders propose to register, the greatest number of securities held by Persons with Other Registration Rights requested to be registered by the holders thereof which in the opinion of such underwriters can be so sold, such amount to be allocated ratably among the respective holders thereof based on the amount of securities held by each such holder (or, if any holder does not request to include its ratable share, such excess shall be allocated ratably among those holders requesting to include more than their allocable share).

(c)   Any holder of Registrable Securities shall be entitled to withdraw such holder’s request to participate in any Incidental Registration that is an underwritten offering at any time prior to the execution and delivery of the related underwriting agreement.

5C   Holdback Agreements.

(a)   Each Securityholder agrees not to effect any Public Sale of any Securityholder Shares or of any other equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such stock or securities, during the period beginning seven (7) days prior to, and ending 180 days after (or for such shorter period as to which the managing underwriter(s) may agree), the date of the underwriting agreement of each underwritten offering made pursuant to a Registration Statement other than Registrable Securities sold pursuant to such underwritten offering.

(b)   The Company agrees (i) not to effect any public sale or distribution of its equity securities (or any securities convertible into or exchangeable or exercisable for such securities) during the seven (7) days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration (or for such shorter period as to which the managing underwriter or underwriters may agree), except as part of such Demand Registration or in connection with any employee benefit or similar plan, any dividend reinvestment plan, or a business acquisition or combination and (ii) to use all reasonable efforts to cause each holder of at least 5% (on a fully diluted basis) of its equity securities (or any securities convertible into or exchangeable or exercisable for such securities) which are or may be purchased from the Company at any time after the date of this Agreement (other than in a registered offering) to agree not to effect any sale or distribution of any such securities during such period (except as part of such underwritten offering, if otherwise permitted).

5D   Registration Procedures.  In connection with the registration of any Registrable Securities, the Company shall effect such registrations to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a)   prepare and file with the SEC a Registration Statement or Registration Statements on a form available for the sale of the Registrable Securities by the holders thereof in accordance with the intended method of distribution thereof, and use its best efforts to cause each such Registration Statement to become effective;

(b)   prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for a period ending on the earlier of (i) 90 days from the effective date and (ii) such time as all of such securities have been disposed of in accordance with the intended method of disposition thereof; cause the related prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to it with respect to the disposition of all securities covered by such Registration Statement as so amended or in such prospectus as so supplemented;

(c)   notify each holder of Registrable Securities promptly (but in any event within two (2) Business Days), and confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order (or threat of such issuance of a stop order) suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, (iii) if, at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of Registrable Securities, the Company becomes aware that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 5D(j) cease to be true and correct in all material respects, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities for offer or sale in any jurisdiction, and (v) if the Company becomes aware of the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(d)   use its best efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of a prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

(e)   furnish, upon request, to each holder of Registrable Securities to be included in such Registration and the underwriter or underwriters, if any, without charge, one original copy and such number of conformed copies of the registration statement and any post-effective amendment thereto, and such number of copies of the prospectus (including each preliminary prospectus and each prospectus filed under Rule 424 under the Securities Act), any amendments or supplements thereto and any documents incorporated by reference therein, as such holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities being sold by such holder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by each holder of Registrable Securities covered by such registration statement and the underwriter or underwriters, if any, in connection with the Public Offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto);

(f)    if requested by the managing underwriter or underwriters or any holder of Registrable Securities to be included in such Registration in connection with any sale pursuant to a registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to such underwriting as the managing underwriter or underwriters or such holder reasonably requests to be included therein; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(g)   in connection with any sale pursuant to a Registration, cooperate with the holders of Registrable Securities to be included in such Registration and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends including, without limitation, those set forth in Section 7) representing securities to be sold under such Registration, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or such holders may request;

(h)   prior to any Public Offering of Registrable Securities, to use its best efforts to (1) register or qualify, and cooperate with each holder of Registrable Securities, the underwriters (if any), the sales agents, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any holder of Registrable Securities or the managing underwriters reasonably request in writing and (2) to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable any holder of Registrable Securities to consummate the disposition of the Registrable Securities owned by such holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5D(h), (ii) subject itself to taxation in any jurisdiction or (iii) consent to general service of process in any such jurisdiction where it is not then so subject;

(i)    upon the occurrence of any event contemplated by Section 5D(c)(v), as promptly as practicable prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(j)    enter into an underwriting agreement in such form, scope and substance as is customary in underwritten offerings and take all such other actions as are reasonably requested by the managing or sole underwriter in order to expedite or facilitate the registration or the disposition of such Registrable Securities, and in such connection, (i) make such representations and warranties to the underwriters with respect to the business of the Company and its

Subsidiaries, and the Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and confirm the same if and when requested; (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters), addressed to the underwriters covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by underwriters; (iii) obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings; and (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures no less favorable to the holders of Registrable Securities than those set forth in Section 5F (or such other provisions and procedures acceptable to holders of a majority of the Registrable Securities covered by such Registration Statement and the managing underwriters or agents) with respect to all parties to be indemnified pursuant to said Section (and each of the foregoing shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder);

(k)   comply with all applicable rules and regulations of the SEC and make generally available to its stockholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than the time prescribed under Regulation S-X (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company after the effectiveness of a Registration Statement, which statements shall cover said 12-month periods;

(l)    cause the executive officers of the Company to cooperate fully in any offering of Registrable Securities hereunder, including participation in meetings with potential investors and preparation of all materials for such investors; and

(m)  (i)  use its best efforts to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange on which Common Stock is then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) if no Common Stock is then so listed, use its best efforts to, either (as the Company may elect) (x) cause all such Registrable Securities to be listed on a national securities exchange or (y) secure designation of all such Registrable Securities as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 or, failing that, to secure NASDAQ authorization for such shares and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such shares with the National Association of Securities Dealers, Inc. (“NASD”).

The Company may require each holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such holder and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing; provided, that such information shall be used only in connection with such registration.  The Company may exclude from such registration the Registrable Securities of any holder who unreasonably fails to furnish such information promptly after receiving such request.  The Company shall permit any holder of Registrable Securities that, in such holder’s judgment, may be deemed to be an underwriter or controlling person of the Company, to participate in the preparation of the Registration Statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included.  Each holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5D(c)(ii), 5D(c)(iv) or 5D(c)(v), such holder shall forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or prospectus until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by this Section 5D, or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any amendments or supplements thereto.

5E    Registration Expenses.

(a)   All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company, whether or not any Registration Statement is filed or becomes effective, including all registration and filing fees, including fees with respect to filings required to be made with the NASD in connection with an underwritten offering and fees and expenses of compliance with state securities or “blue sky” laws, printing expenses, messenger, telephone and delivery expenses, fees and disbursements of custodians, fees and expenses of counsel for the Company, fees and expenses of all independent certified public accountants referred to in Section 5D(j), underwriters’ fees and expenses (excluding discounts, commissions, or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities or any other commissions or legal fees incurred by holders of Registrable Securities (other than BSMB)), Securities Act liability insurance, if the Company so desires such insurance,  internal expenses of the Company, the expense of any annual audit or interim review, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange, and the fees and expenses of any Person, including special experts, retained by the Company.

(b)   In connection with any Demand Registration or Incidental Registration hereunder, the Company shall reimburse the holders of the Registrable Securities being registered in such registration for the fees and disbursements of not more than one counsel (together with appropriate local counsel) chosen by the BSMB Investors holding at least a majority of the Registrable Securities included in such registration.

5F    Indemnification; Contribution.

(a)   The Company shall, and shall cause each of its Subsidiaries to, jointly and severally, without limitation as to time, indemnify, defend and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, the partners, members, officers, directors, agents and employees of each of them, each Person who controls each such holder

(within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), the partners, members, officers, directors, agents and employees of each such controlling person and any financial or investment adviser (each, a “Covered Person”), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, actions or proceedings (whether commenced or threatened), costs (including, without limitation, costs of preparation and attorneys’ fees) and expenses (including expenses of investigation) (collectively, “Losses”), as incurred, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus or form of prospectus or in any amendment or supplements thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that the same arise out of or are based upon information furnished in writing to the Company by such Covered Person or the related holder of Registrable Securities expressly for use therein or (ii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriters within the meaning of the Securities Act to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (A) such Person failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such Person to the Person asserting the claim from which such Losses arise, (B) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission and (C) the Company has complied with its obligations under Section 5D(c).  Each indemnity and reimbursement of costs and expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person.  If the Public Offering pursuant to any Registration Statement provided for under this Section 5 is made through underwriters, (x) no action or failure to act on the part of such underwriters (whether or not such underwriter is an Affiliate of any holder of Registrable Securities) shall affect the obligations of the Company to indemnify any holder of Registrable Securities or any other Person pursuant to the preceding sentence and (y) the Company agrees to enter into an underwriting agreement in customary form with such underwriters and the Company agrees to indemnify such underwriters, their officers, directors, employees and agents, if any, and each Person, if any, who controls such underwriters within the meaning of Section 15 of the Securities Act to the same extent as provided in this Section 5F with respect to the indemnification of the holders of Registrable Securities; provided, that the Company shall not be required to indemnify any such underwriter, or any officer, director or employee of such underwriter or any Person who controls such underwriter within the meaning of Section 15 of the Securities Act, to the extent that the loss, claim, damage, liability (or proceedings in respect thereof) or expense for which indemnification is claimed results from such underwriter’s failure to send or give a copy of an amended or supplemented final prospectus to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such amended or supplemented final prospectus prior to such written confirmation and the underwriter was provided with such amended or supplemented final prospectus.

(b)   In connection with any Registration Statement in which a holder of Registrable Securities is participating, such holder, or an authorized officer of such holder, shall furnish to the Company in writing such information regarding such holder as the Company reasonably requests for use in connection with any Registration Statement or prospectus and agrees, severally and not jointly, to indemnify, defend and hold harmless to the full extent permitted by law, the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the partners, members, directors, officers, agents or employees of such controlling persons, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus, or form of prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement is contained in, or such omission or alleged omission is required to be contained in, any information regarding such holder so furnished in writing by such holder to the Company expressly for use in such Registration Statement or prospectus and that such statement or omission was relied upon by the Company in preparation of such Registration Statement, prospectus or form of prospectus; provided, that such holder of Registrable Securities shall not be liable in any such case to the extent that the holder has furnished in writing to the Company within a reasonable period of time prior to the filing of any such Registration Statement or prospectus or amendment or supplement thereto information expressly for use in such Registration Statement or prospectus or any amendment or supplement thereto which corrected or made not misleading, information previously furnished to the Company, and the Company failed to include such information therein.  In no event shall the liability of any holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds (net of payment of all taxes and expenses incurred in connection therewith) received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party.

(c)   If any Person shall be entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party or parties from which such indemnity is sought (the “Indemnifying Parties”) of the commencement of any action, suit, proceeding or investigation or written threat thereof (a “Proceeding”) with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, that the failure to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation or liability except to the extent that the Indemnifying Parties have been prejudiced by such failure.  The Indemnifying Parties shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such Proceeding, to assume, at the Indemnifying Parties’ expense, the defense of any such Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, that an Indemnified Party (if more than one such Indemnified Party is named in any Proceeding) shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or parties unless:  (i) the Indemnifying Parties agree to pay such fees and expenses; (ii) the Indemnifying Parties fail promptly to assume the defense of such Proceeding or fail to employ counsel reasonably satisfactory to such Indemnified Party or parties; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party or parties and the Indemnifying Parties or an Affiliate of the Indemnifying Parties or such Indemnified Parties, and there may be one or more defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Parties, in which case, if such Indemnified Party notifies the Indemnifying Parties in writing that it elects to employ separate counsel at the expense of the Indemnifying Parties; the Indemnifying Parties shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Parties, it being understood, however, that, unless there exists a conflict among Indemnified Parties, the Indemnifying Parties shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such Indemnified Party.  Whether or not such defense is assumed by the Indemnifying Parties, such Indemnifying Parties or Indemnified Party shall not be subject to any liability for any settlement made without its or their consent (but such consent shall not be unreasonably withheld).  The Indemnifying Parties shall not consent to entry of any judgment or enter into any settlement which (x) provides for other than monetary damages without the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) or (y) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance satisfactory to the Indemnified Party, from all liability in respect of such Proceeding for which such Indemnified Party would be entitled to indemnification hereunder.

(d)   If the indemnification provided for in this Section 5F is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless for any Losses in respect of which this Section 5F would otherwise apply by its terms, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall have an obligation to contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any Proceeding, to the extent such party would have been indemnified for such expenses if the indemnification provided for in Section 5F(a) or 5F(b) was available to such party.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5F(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 5F(d).  Notwithstanding the provisions of this Section 5F(d), an Indemnifying Party that is a holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds received by such Indemnifying

Party exceeds the amount of any damages that such Indemnifying Party has otherwise been required to pay by reasons of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)   Each Securityholder and the Company agree that such Person shall not permit any amendment to the Certificate of Incorporation or the by-laws of the Company that would reduce the scope of the indemnification or limitation of liability provisions contained therein.

5G   Rules 144 and 144A.  At all times after the Company effects its first Public Offering, the Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (or, if the Company is not required to file such reports, it shall, upon the request of any holder of Registrable Securities, make publicly available other information so long as such information is necessary to permit sales under Rule 144A), and shall take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell (subject to any restrictions on Transfers hereunder) Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A.  Upon the request of any holder of Registrable Securities, the Company shall deliver to such holder a written statement as to whether it has complied with such requirements.

5H   Underwritten Registrations.  No holder of Registrable Securities may participate in any underwritten registration effected pursuant hereto unless such holder (a) agrees to sell such holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

5I     No Inconsistent Agreements.  The Company has not and shall not enter into any agreement with respect to the Company’s securities that is inconsistent with the rights granted to the holders of Registrable Securities in this Section 5 or otherwise conflicts with the provisions hereof.  The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any Common Stock or Common Stock Equivalents. Except as provided in this Agreement, the Company shall not grant Other Registration Rights to any Persons without the prior written consent of the Board.

6.     Preemptive Rights.

(a)   If at any time prior to the consummation of an IPO the Company wishes to issue any equity securities or any Common Stock Equivalents to any Person (the “Preemptive Securities”), the Company shall promptly deliver a notice of intention to sell (the “Company’s Notice of Intention to Sell”) to each Securityholder setting forth a description and the number of the Preemptive Securities proposed to be issued and the proposed purchase price and terms of sale.  Upon receipt of the Company’s Notice of

Intention to Sell, each Securityholder shall have the right to elect to purchase, at the price and on the terms stated in the Company’s Notice of Intention to Sell, a number of the Preemptive Securities equal to the product of (i) such Securityholder’s proportionate ownership of the then outstanding number of shares of Common Stock (excluding all unexercised options at such time) held by all Persons multiplied by (ii) the number of Preemptive Securities proposed to be issued (as described in the applicable Company’s Notice of Intention to Sell).  Notwithstanding anything contained herein to the contrary, if the Company is issuing Preemptive Securities in connection with the issuance of any debt or other equity securities of the Company or any of its Subsidiaries, then any Securityholder who elects to purchase such Preemptive Securities pursuant to this Section 6 must also purchase a corresponding proportion of such other debt or equity securities, all at the proposed purchase price and on terms of sale as specified in the applicable Company’s Notice of Intention to Sell.  Such election shall be made by the electing Securityholder by written notice to the Company within ten (10) business days after receipt by such Securityholder of the Company’s Notice of Intention to Sell (the “Acceptance Period”).

(b)   To the extent an effective election to purchase has not been received from a Securityholder pursuant to subsection (a) above in respect of the Preemptive Securities proposed to be issued pursuant to the applicable Company’s Notice of Intention to Sell, the Company may, at its election, during a period of one hundred and twenty (120) days following the expiration of the applicable Acceptance Period, issue and sell the remaining Preemptive Securities to be issued and sold to such Person at a price and upon terms not more favorable to such Person than those stated in the applicable Company’s Notice of Intention to Sell; provided, that the failure by any Securityholder to exercise its option to purchase with respect to one issuance and sale of Preemptive Securities shall not affect its option to purchase Preemptive Securities in any subsequent offering, sale and purchase.  In the event the Company has not sold any Preemptive Securities covered by a Company’s Notice of Intention to Sell within such one hundred and twenty (120) day period, the Company shall not thereafter issue or sell such Preemptive Securities, without first offering such Preemptive Securities to each Securityholder in the manner provided in this Section 6.

(c)   If a Securityholder gives the Company notice pursuant to the provisions of this Section 6 that such Securityholder desires to purchase any Preemptive Securities, payment therefor shall be by check or wire transfer of immediately available funds, against delivery of the securities (which securities shall be issued free and clear of any liens or encumbrances) at the executive offices of the Company at the closing date fixed by the Company for the sale of such applicable Preemptive Securities; provided, that such date is not earlier than the actual closing date with respect to all other purchasers of securities referred to in the Company’s Notice of Invention to Sell.  In the event that any proposed sale is for a consideration other than cash, such Securityholder may pay cash in lieu of all (but not part) of such other consideration, in the amount determined reasonably and in good faith by the Board to represent the fair value of such consideration other than cash.

(d)   The preemptive rights contained in this Section 6 shall not apply to the issuance of Common Stock Equivalents or other equity securities (i) as a stock dividend or other distribution or upon any subdivision, split or combination of the outstanding capital stock; (ii) upon conversion, exchange or redemption of any outstanding convertible or exchangeable securities; (iii) upon exercise of any outstanding options or warrants; (iv) to any director of the Company or any of its Subsidiaries as compensation or as an incentive for services; and (v) as consideration (whether partial or otherwise) for the purchase by the Company or any of its Subsidiaries of assets constituting a business unit or of the stock or other equity securities of any Person.

(e)   The provisions of this Section 6 shall terminate upon the consummation of an IPO.

(f)    Nothing in this Section 6 shall be deemed to prevent BSMB or any Affiliate of BSMB (the “Purchasing Holder”) from purchasing for cash any Preemptive Securities without first complying with the provisions of Section 6(a); provided that in connection with such purchase, (i) the Board has determined in good faith (1) that the Company needs an immediate cash investment, (2) that no alternative financing on terms no less favorable to the Company in the aggregate than such purchase is available which is of a type that could be obtained without having to comply with Section 6(a) and (3) that the delay caused by compliance with the provisions of Section 6(a) in connection with such investment would be reasonably likely to cause severe and immediate harm to the Company, (ii) the Company gives prompt notice to the other Securityholders, which notice shall describe in reasonable detail the Preemptive Securities being purchased by the Purchasing Holder and the purchase price thereof and (iii) the Purchasing Holder and the Company (or applicable Subsidiary) take all steps necessary to enable the other Securityholders to effectively exercise their respective rights under Section 6(a) with respect to their purchase of a pro rata share of the Preemptive Securities issued to the Purchasing Holder after such purchase by the Purchasing Holder.

7.     Legend.

(a)   Each certificate evidencing Securityholder Shares and each certificate issued in exchange for or upon the Transfer of any Securityholder Shares (if such shares remain Securityholder Shares after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON MAY 31, 2007, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND CONDITIONS ON TRANSFER, AS SET FORTH IN A SECURITYHOLDERS AGREEMENT, DATED AS OF MAY 31, 2007, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME.  A COPY OF SUCH SECURITYHOLDERS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing Securityholder Shares outstanding as of the date hereof.  The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Securityholder Shares in accordance with the definition of “Securityholder Shares” in Section 12.

(b)   Unless waived by the Company, no Securityholder may Transfer any Securityholder Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company (which counsel will be reasonably acceptable to the Company) that registration under the Securities Act is not required in connection with such Transfer.  If such opinion of counsel reasonably acceptable in form and substance to the Company further states that no subsequent Transfer of such Securityholder Shares will require registration under the Securities Act, the Company will promptly upon such Transfer deliver new certificates for such securities which do not bear the Securities Act legend set forth in Section 7(a).

8.     Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Securityholders unless such modification, amendment or waiver is approved in writing by the Company and the BSMB Majority Holders.  Notwithstanding the foregoing, if any amendment, modification or waiver of any provision of this Agreement would materially adversely affect the rights of a Securityholder in a manner disproportionate to the other Securityholders holding the same class of Securityholder Shares, or impose any additional obligation of any type on any Securityholder (except as may be required by Law or Exchange Act requirements) then such amendment, modification or waiver shall also require the prior written consent of such Securityholder.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

9.     Limited Approval Rights; Transactions with Affiliates.

(a)   From the Closing Date until a Qualified Public Offering, the Company shall not, and shall not permit any Subsidiary to, take any of the following actions without obtaining the prior consent of the BSMB Majority Holders:

(i)            declare or pay any dividends or other distributions on the Common Stock;

(ii)           enter into or refinance, or permit any of its Subsidiaries to enter into or refinance, any indebtedness for borrowed money (other than indebtedness incurred pursuant to the Credit Agreement and the Senior Notes);

(iii)          merge or consolidate with or into any Person;

(iv)          sell, lease or otherwise dispose of, or permit any of its Subsidiaries to sell, lease or otherwise dispose of, all or substantially all of the assets of the Company and its Subsidiaries (other than sales of inventory in the ordinary course of business) in any transaction or series of related transactions;

(v)           liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

(vi)          enter into, or permit any of its Subsidiaries to enter into, the ownership, active management or operation of any business other than the business conducted by the Company and its Subsidiaries as of the date hereof;

(vii)         amend any of the Transaction Documents, in each case, in any manner which would have an adverse effect on any BSMB Investor;

(viii)        file, permit any of the Company’s Subsidiaries to file, any registration statement with the SEC with respect to the registration of an offering or sale of any equity securities;

(ix)           make any material change to its accounting practices, other than (A) as required by applicable law or regulation, (B) as required by GAAP or FASB or (C) as approved by the Board or any committee thereof;

(x)            change the Company’s auditors;

(xi)           issue or redeem any Common Stock Equivalents except for the issuance of Common Stock Equivalents upon (i) the conversion, exchange or redemption of any outstanding convertible or exchangeable securities or (ii) the exercise of any outstanding options or warrants;

(xii)          agree to take any of the foregoing actions.

(b)   Restrictions on Transactions with Affiliates.  Except for the Professional Services Agreement and such other agreements executed in connection with the consummation of the transactions contemplated by the Merger Agreement, neither the Company nor its Subsidiaries will enter into any transaction (other than the issuance of Preemptive Securities pursuant to Section 6 of this Agreement) with BSMB or any of their Affiliates (i) on a basis that is less favorable, in the aggregate and in all material respects to the Company than would be the case in an arms-length transaction with an unrelated third party or (ii) for services that are not reasonably required or desirable for the Company or such Subsidiaries, as the case may be (as determined in good faith by the Board).

10.   Right to Repurchase Other Holders Shares.

(a)   In the event that any Other Holder ceases to be employed by the Company or any of its Subsidiaries as a result of (i) a termination by the Company or its Subsidiary, as applicable, for Cause or (ii) a voluntary resignation (other than for Good Reason) by such Other Holder (the date such Other Holder ceases to be so employed shall be referred to herein as the

“Termination Date”), the Company shall have the right (but not the obligation) (the “Repurchase Option”) to purchase any or all of the Securityholder Shares then held by such Other Holder, such Other Holder’s estate and/or such Other Holder’s Permitted Transferees or Affiliates (the “Repurchase Shares”) pursuant to the terms and conditions set forth in this Section 10.

(b)           The Repurchase Shares purchased pursuant to the Repurchase Option will be purchased at a price equal to the Fair Market Value of such Repurchase Shares as of the date that the Company delivers a Repurchase Notice to the Other Holder (the “Valuation Date”), less the amount of any cash distributed by the Company with respect to such Repurchase Shares between the Valuation Date and the closing of such repurchase (the “Repurchase Price”).

(c)           The Repurchase Option is exercisable by the Company delivering written notice (the “Repurchase Notice”) to the holders of the Repurchase Shares during the 240-day period beginning on the Termination Date (the “Company Repurchase Period”). The Repurchase Notice will set forth the percentage of the aggregate value of Repurchase Shares to be purchased by the Company.

(d)           The closing of any transaction contemplated by this Section 10 will take place on the date designated by the Company, which date will not be more than forty-five (45) days after the Valuation Date; provided, that subsequent to the Valuation Date, the Company may rescind its exercise of the Repurchase Option by delivering written notice to such holder(s) of Repurchase Shares within ten (10) days after the Valuation Date. The Company will pay for any Repurchase  Shares to be purchased by the Company pursuant to any Repurchase Option by delivery of a check(s) payable or by wire transfer of immediately available funds to the holder(s) of such Repurchase Shares in an aggregate amount equal to the applicable repurchase price for such Repurchase Shares.

(e)           Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Repurchase Shares by the Company will be subject to applicable restrictions contained in applicable Law (including the Delaware General Corporation Law) and in the Company’s and its Subsidiaries’ debt and equity financing agreements that are in effect as of the Valuation Date. If any such restrictions prohibit the repurchase of the Repurchase Shares which the Company is otherwise entitled to make pursuant to this Section 10 or if such repurchase would cause a default under any of the Company’s and/or its Subsidiaries’ debt and/or equity financing agreements, and, in either case, a Repurchase Notice has been timely delivered pursuant to Section 10(c), the Company may, subject to the provisions of this Section 10(e), make such repurchases as soon as (i) it is permitted to do so under such restrictions and (ii) such repurchase would not cause such a default.

(f)            The Company will receive customary representations and warranties from each seller regarding the sale of Repurchase Shares, including, but not limited to, the representation that such seller has good and marketable title to the Repurchase Shares to be transferred free and clear of any liens, claims, encumbrances or other restrictions (other than such restrictions arising under this Agreement).

(g)           The provisions of this Section 10 shall terminate upon the consummation of an IPO.

11.           Financial Statements. Prior to the consummation of an IPO, the Company shall deliver to each Securityholder:

(a)           within 60 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Company, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarterly period. Such financial statements shall be prepared, in all material respects, in accordance with generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments; and

(b)           within 120 days after the end of each fiscal year of the Company, audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year. Such financial statement shall be prepared, in all material respects, in accordance with generally accepted accounting principles, consistently applied.

12.           Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them in this Section 12:

“Acceptance Period” has the meaning set forth in Section 6(a).

“Affiliate” of any Person means any other Person, directly or indirectly controlling, controlled by or under common control with such Person and any partner, member or equityholder of such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Amended Offer Notice” has the meaning set forth in Section 3(b)(ii).

“Amended Sale Notice” has the meaning set forth in Section 3(c).

“Bear Stearns” means, collectively, The Bear Stearns Companies Inc. and its Subsidiaries.

“Blackford” has the meaning set forth in the preamble hereto.

“Blackford Investor” means Blackford or any of its Permitted Transferees.

“Blackford Shares” means all Securityholder Shares issued or issuable to any Blackford Investor, whether upon exercise of any Common Stock Equivalents, preemptive rights or otherwise.

“Board” has the meaning set forth in the preamble hereto.

“BSMB” has the meaning set forth in the preamble hereto.

“BSMB Co-Investment” has the meaning set forth in the preamble hereto.

“BSMB Directors” has the meaning set forth in Section 1(a).

“BSMB Group” means (a) BSMB, (b) Bear Stearns, (c) any investment fund sponsored by Bear Stearns, (d) any investment fund managed by employees of Bear Stearns, (e) the general partner or manager of any investment fund described in clause (c) or (d) above, and (f) each of the partners, members or equityholders of any Person described in clause (c), (d) or (e) above (each on a pro rata basis).

“BSMB Investor” means any of BSMB or any of its Permitted Transferees.

“BSMB Majority Holders” means the holders of at least a majority of the Common Stock and Common Stock Equivalents included in the BSMB Shares.

“BSMB Requesting Holders” means the BSMB Majority Holders requesting registration of Registrable Securities pursuant to Section 5A(a).

“BSMB Shares” means all Securityholder Shares issued or issuable to any BSMB Investor, whether upon exercise of any Common Stock Equivalents, preemptive rights or otherwise.

“Business Day” means any day except a Saturday, Sunday or a legal holiday in New York City.

“Cause” means, with respect to any Other Holder, such Other Holder’s (i) continued failure, whether willful, intentional, or grossly negligent, after written notice, to perform substantially such Other Holder’s duties (the “Duties”) as determined by such Other Holder’s immediate supervisor, the Chief Executive Officer or a Senior Vice President of the Company, or the Board (other than as a result of a disability); (ii) dishonesty or fraud in the performance of such Other Holder’s Duties or a material breach of such Other Holder’s duty of loyalty to the Company or its Subsidiaries; (iii) conviction or confession of an act or acts on such Other Holder’s part constituting a felony under the laws of the United States or any state thereof or a misdemeanor which materially impairs such Other Holder’s ability to perform such Other Holder’s Duties; (iv) willful act or omission on such Other Holder’s part which is materially injurious to the financial condition or business reputation of the Company or any of its Subsidiaries; or (v) breach of any non-competition, non-solicitation, non-disclosure or confidentiality agreement applicable to such Other Holder.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Common Stock Equivalents” means (without duplication with any Common Stock or other Common Stock Equivalents) rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock or securities exercisable for or convertible or exchangeable into Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Company” has the meaning set forth in the preamble hereto.

“Company Repurchase Period” has the meaning set forth in Section 10(c).

“Company Sale” means the consummation of a transaction, whether in a single transaction or in a series of related transactions, with any Independent Third Party or group of Independent Third Parties pursuant to which such Person or Persons (a) acquire (whether by merger, consolidation, recapitalization, reorganization, redemption, transfer or issuance of capital stock or otherwise) capital stock of the Company (or any surviving or resulting corporation) possessing the voting power to elect a majority of the board of directors of the Company (or such surviving or resulting corporation) or (b) acquire assets constituting all or substantially all of the assets of the Company and its Subsidiaries (as determined on a consolidated basis).

“Company’s Notice of Intention to Sell” has the meaning set forth in Section 6(a).

“Covered Person” has the meaning set forth in Section 5F(a).

“Credit Agreement” means, the Credit Agreement dated as of the date hereof, by and among the Company, Universal Hospital Services, Inc., the various lenders party thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as Administrative Agent and the other lenders that are, or from time to time become, parties thereto, as the same may be amended, restated, extended, refunded, refinanced, replaced, supplemented, restructured or otherwise modified from time to time (in whole or in part and without limitation as to terms, conditions or covenants and without regard to the principal amount thereof), including all related notes, collateral documents, guarantees, instruments and agreements entered into in connection therewith, as the same may be amended, modified, supplemented, restated, extended, renewed, refunded, refinanced, restructured or replaced from time to time.

“Demand Registration” has the meaning set forth in Section 5A(a).

“Demand Right” has the meaning set forth in Section 5A(a).

“Directors” has the meaning set forth in Section 1(a).

“Effective Time” has the meaning set forth in the Merger Agreement.

“Election Period” has the meaning set forth in Section 3(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Securities” has the meaning set forth in Section 3(c)(iv).

“Fair Market Value” of any Repurchase Share shall be determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant; provided, that in making such determination, the Board shall assume that the Company and its Subsidiaries are sold as a going concern and then liquidated and shall not provide for any discounts based on the fact that the Common Stock being valued represent a minority interest in the Company.

“Family” means, with respect to any Securityholder that is a natural person, such Securityholder’s spouse, former spouse, descendants (whether natural or adopted), parents and siblings and any trust, family limited partnership or other similar entity established solely for the benefit of such person or such person’s spouse, descendants (whether natural or adopted), parents or siblings.

“Good Reason” means, with respect to any Other Holder, the occurrence of any of the following: (i) the Company or its Subsidiaries has reduced or reassigned a material portion of such Other Holder’s duties (per such Other Holder’s job description); (ii) such Other Holder’s base salary has been reduced other than in connection with an across-the-board reduction (of approximately the same percentage) in executive compensation to employees imposed by the Board in response to negative financial results or other adverse circumstances affecting the Company or its Subsidiaries; or (iii) the Company or its Subsidiaries has required such Other Holder to relocate in excess of fifty (50) miles from the location where such Other Holder is currently employed.

“Incidental Registration” has the meaning set forth in Section 5B.

“Indemnified Party” has the meaning set forth in Section 5F(c).

“Indemnifying Parties” has the meaning set forth in Section 5F(c).

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company’s Common Stock on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner or such other Persons.

“IPO” means an initial Public Offering of Common Stock or the Company otherwise becoming a “reporting company” under Section 13 of the Exchange Act with regard to a registration of Common Stock under Section 12 of the Exchange Act.

“Law” means any federal, state, local or foreign law, rule, or regulation.

“Losses” has the meaning set forth in Section 5F(a).

“Management Holders” means, collectively, the Blackford Investors and the Other Investors.

“Merger Agreement” means that certain Merger Agreement, dated as of April 15, 2007, by and among the Company, UHS Merger Sub, Inc. Universal Hospital Services, Inc. and other parties named therein, as amended, modified or supplemented from time to time).

“NASD” has the meaning set forth in Section 5D(m).

“Offer Notice” has the meaning set forth in Section 3(b).

“Offerees” has the meaning set forth in Section 3(b).

“Other Holders” has the meaning set forth in the preamble hereto.

“Other Investors” means any of the Other Holders or any of its Permitted Transferees.

“Other Investor Shares” means all Securityholder Shares issued or issuable to any Other Investor, whether upon the exercise of any Common Stock Equivalents, preemptive rights or otherwise.

“Other Registration Rights” has the meaning set forth in Section 5A(a).

“Participation Securityholders” has the meaning set forth in Section 3(c).

“Permitted Transferee” has the meaning set forth in Section 3(d).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a governmental entity or any department, agency or political subdivision thereof.

“Preemptive Securities” has the meaning set forth in Section 6(a).

“Priority Right” has the meaning set forth in Section 5A(c).

“Proceeding” has the meaning set forth in Section 5F(c).

“Professional Services Agreement” means that certain Professional Services Agreement, dated as of the date hereof, by and among the Company and Bear Stearns Merchant Manager III (Cayman), L.P., as amended, modified or supplemented from time to time.

“Public Offering” means any offering by the Company of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

“Public Sale” means any sale of Securityholder Shares pursuant to a Public Offering or a Rule 144 Sale.

“Purchasing Holder” has the meaning set forth in Section 6(f).

“Qualified Public Offering” means a Public Offering which results in proceeds (net of underwriting discounts and selling commissions) of at least $100,000,000 and after which the Company’s equity securities are listed on a national securities exchange or the NASDAQ Stock Market.

“Registrable Securities” means for any Securityholder (a) any shares of Common Stock held by such Securityholder and (b) any shares of Common Stock issued or issuable upon the exercise, conversion or exchange of all Common Stock Equivalents held by such Securityholder. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been (i) Transferred in a Public Sale or (ii) otherwise Transferred and new certificates for them not bearing the legend set forth in Section 7 shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or such state securities or blue sky laws then in force. Notwithstanding the foregoing, the Company shall not be required to register any securities other than shares of its Common Stock.

“Registration” means the registration of Registrable Securities pursuant to a Registration Statement filed pursuant to Section 5.

“Registration Notice” has the meaning set forth in Section 5A(a).

“Registration Request” has the meaning set forth in Section 5A(a).

“Registration Statement” means any registration statement of the Company filed with the SEC pursuant to the Securities Act (other than a registration statement on Form S-4 or Form S-8 or any similar or successor form), including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Repurchase Notice” has the meaning set forth in Section 10(c).

“Repurchase Option” has the meaning set forth in Section 10(a).

 “Repurchase Price” has the meaning set forth in Section 10(b).

“Repurchase Shares” has the meaning set forth in Section 10(a).

“Rule 144 Sale” means a sale of Securityholder Shares to the public through a broker, dealer or market-maker pursuant to the provisions of Rule 144 (other than Rule 144(k) prior to a Public Offering) adopted under the Securities Act (or any successor rule or regulation).

“Sale Notice” has the meaning set forth in Section 3(c).

“Schedule of Investors” has the meaning set forth in the preamble hereto.

“SEC” means the United States Securities and Exchange Commission.

“Section 3(c) Transferring Securityholder” has the meaning set forth in Section 3(c).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securityholder” means, collectively, the BSMB Investors, the Blackford Investors and the Other Investors.

“Securityholder Shares” means (a) any capital stock of the Company purchased or otherwise acquired by any Securityholder, and (b) any securities issued or issuable directly or indirectly with respect to any of the securities described in clause (a) above, in each case, by way of stock dividend or other distribution or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares constituting Securityholder Shares, such shares shall cease to be Securityholder Shares when they have been acquired by the Company or sold pursuant to a Public Sale.

“Senior Notes” means the Second Lien Senior Secured Floating Rate Notes due 2015 and the Second Lien Senior Secured PIK Toggle Notes due 2015, issued by the Company.

“Stock Option Plan” means the Company’s stock option plan that has been approved by the Board.

“Sub Board” has the meaning set forth in Section 1(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Termination Date” has the meaning set forth in Section 10(a).

“Transaction Documents” means, collectively, the Merger Agreement, the Professional Services Agreement, this Agreement, the Certificate of Incorporation, the Company’s bylaws, the Credit Agreement and any other agreement or document contemplated by any of the foregoing.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, encumbrance or other disposition (whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) including any derivative transaction that has the effect of changing materially the economic benefits and risks of ownership (and “Transferee,” “Transferor” and any other derivation thereof shall have correlative meanings).

“Transferring Holder” has the meaning set forth in Section 3(b).

“UHS” means Universal Hospital Services, Inc.

“Valuation Date” has the meaning set forth in Section 10(b).

13.           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.           Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15.           Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Securityholders and any subsequent holders of Securityholder Shares and the respective permitted successors and assigns of each of them, so long as they hold Securityholder Shares; provided, that Section 5F shall continue to apply with respect to any of the Securityholder Shares that were sold, assigned or transferred pursuant to the registration rights granted under Section 5.

16.           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

17.           Remedies. The Company and the Securityholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Securityholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

18.           Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement shall automatically terminate and be of no further force and effect immediately after the consummation of a Company Sale, except that the provisions of Sections 5F, 8, 14, 15, 17, 18, 19, 20 and 21 shall survive the consummation of a Company Sale if a Demand Registration or Incidental Registration has occurred prior to such Company Sale.

19.           Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent via facsimile or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the schedules hereto and to any subsequent holder of Securityholder Shares subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, when sent via facsimile (as evidenced by a printed confirmation) if sent prior to 5:00 p.m. (local time of recipient) on a Business Day or, if not, the next succeeding Business Day), three (3) Business Days after deposit in the U.S. mail and one (1) Business Day after deposit with a reputable overnight courier service. The Company’s address is:

UHS Holdco, Inc.
770 France Avenue South, Suite 275
Edina, Minnesota 55435-5228
Attention: Gary Blackford
Fax:         952-893-0704

With copies, which shall not constitute notices, to:

Bear Stearns Merchant Banking Partners III, L.P.
383 Madison Avenue, 40th Floor
New York, New York  10179
Attention: Robert Juneja
Fax:         212-881-9516

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402-1498
Attention:  Deborah Vigdal
Fax:         612-340-2868

and

Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022
Attention:  Michael T. Edsall and Jai Agrawal
Fax:         212-446-6460

20.           Governing Law; Jurisdiction. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Federal court sitting in the State of Minnesota over any suit, action or proceeding arising out of or relating to this Agreement. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.

21.           Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

22.           Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

23.           Descriptive Headings; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation.

24.           Rights of Securityholders. This Agreement affects the Securityholders only in their capacities as stockholders of the Company, or for purposes of Section 1, as a stockholder, director, member of a board or committee thereof, officer of the Company or otherwise.

[END OF PAGE]
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Securityholders Agreement on the day and year first above written.

UHS HOLDCO, INC.

By:	/s/ Gary Blackford

Name: Gary Blackford
Title: Chief Executive Officer & President

BSMB/UHS, L.P.

By:	MBPIII GP, LLC
a general partner

By:	Bear Stearns Merchant Banking Partners III, L.P.
its Sole Member

By:	Bear Stearns Merchant Capital (Cayman) III, L.P.
a general partner

By:	JDH Management LLC
a general partner

By:	/s/ Robert Juneja
Name: Robert Juneja
Title: Managing Director

BSMB/UHS CO-INVESTMENT PARTNERS, L.P.

By:	MBPIII GP, LLC
a general partner

By:	Bear Stearns Merchant Banking Partners III, L.P.
its Sole Member

By:	Bear Stearns Merchant Capital (Cayman) III, L.P.
a general partner

By:	JDH Management LLC
a general partner

By:	/s/ Robert Juneja
Name: Robert Juneja
Title: Managing Director

/s/ Gary D. Blackford
Gary D. Blackford

/s/ Kathy Blackford
Kathy Blackford

/s/ David E. Dovenberg
David E. Dovenberg

/s/ Susan E. Ellington
Susan E. Ellington

/s/ Margaret Everist
Margaret Everist

/s/ David G. Lawson
David G. Lawson

/s/ Kathleen Hawkins
Kathleen Hawkins

/s/ John D. Ainsworth
John D. Ainsworth

/s/ Lori J. Ainsworth
Lori J. Ainsworth

/s/ Walter T. Chesley
Walter T. Chesley

/s/ Timothy W. Kuck
Timothy W. Kuck

/s/ Jeffrey L. Singer
Jeffrey L. Singer

/s/ Darren J. Thieding
Darren J. Thieding

/s/ Dale Voegeli
Dale Voegeli

/s/ Rex Clevenger
Rex Clevenger

SCHEDULE OF INVESTORS

Name and Address	Common Stock	Joinder Date

BSMB/UHS, L.P. c/o MBPIII GP, LLC 383 Madison Avenue, 40th Fl. New York, New York 10179 Fax: (212) 272-7425 Attention: Robert Juneja With a copy, which shall not constitute notice, to: Kirkland & Ellis LLP 153 East 53rd Street New York, New York 10022 Attention: Michael T. Edsall and Jai Agrawal Fax: 212-446-6460	175,000,000

BSMB/UHS CO-INVESTMENT PARTNERS, L.P. c/o MBPIII GP, LLC 383 Madison Avenue, 40th Fl. New York, New York 10179 Fax: (212) 272-7425 Attention: Robert Juneja With a copy, which shall not constitute notice, to: Kirkland & Ellis LLP 153 East 53rd Street New York, New York 10022 Attention: Michael T. Edsall and Jai Agrawal Fax: 212-446-6460	63,913,306

Gary D. Blackford	2,221,888

Kathy Blackford	1,702,499

David E. Dovenberg	995,804

Susan E. Ellington	93,152

Margaret A. Everist	99,581

David G. Lawson	499,825

Kathleen Hawkins	69,455

John D. Ainsworth and Lori J. Ainsworth	687,896

Walter T. Chesley	439,662

Timothy W. Kuck	499,854

Jeffery L. Singer	1,991,609

Darren J. Thieding	99,581

Dale Voegeli	379,651

Rex Clevenger	100,000

EXHIBIT A

FORM OF JOINDER TO
SECURITYHOLDERS AGREEMENT

THIS JOINDER (the “Joinder”) to the Securityholders Agreement, dated as of May 31, 2007 by and among UHS Holdco, Inc., a Delaware corporation (the “Company”) and certain securityholders of the Company (the “Agreement”), is made and entered into as of               by and between the Company and                (“Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain shares of Common Stock (“Holder Shares”), and the Agreement and the Company requires Holder, as a holder of such Common Stock, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.             Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a [Blackford/BSMB/Other Investor] for all purposes thereof. In addition, Holder hereby agrees that all Holder Shares shall be deemed [Blackford/BSMB/Other Investor] Shares for all purposes of the Agreement.

2.             Notices. For purposes of Section 19 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

Tel:
Fax:

3.             Successors and Assigns. Except as otherwise provided in the Agreement, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Holder and any subsequent holders of Holder Shares and the respective permitted successors and assigns of each of them, so long as they hold Holder Shares; provided, that Section 5F of the Agreement shall continue to apply with respect to any of the Holder Shares that were sold, assigned or transferred pursuant to the registration rights granted under Section 5 of the Agreement.

4.             Counterparts. This Joinder may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

B-1

5.             Governing Law; Jurisdictio The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of the Agreement, including this Joinder, and the exhibits and schedules thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Federal court sitting in Minneapolis, Minnesota over any suit, action or proceeding arising out of or relating to this Joinder or the Agreement. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.

6.             WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS JOINDER OR THE AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO OR THERETO.

7.             Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

8.             Descriptive Headings; Construction. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder. The parties to this Joinder have participated jointly in the negotiation and drafting of this Joinder. In the event an ambiguity or question of intent or interpretation arises, this Joinder shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Joinder. The word “including” shall mean including without limitation.

*          *          *

B-2

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

COMPANY:

UHS HOLDCO, INC.

By:
Name:
Its:

HOLDER:

By:
Name:
Title: